Exhibit 23.2 Consent of KPMG LLP.

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Princeton National Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No.’s 333-69019, 333-117663, 333-129484, 333-133448 and 333-146255) on Form S-8 of Princeton National Bancorp, Inc. of our report dated March 13, 2006, with respect to the consolidated statements of income, changes in stockholders’ equity and cash flows for the year ended December 31, 2005, which report appears in the December 31, 2007 annual report on Form 10-K of Princeton National Bancorp, Inc.

/s/ KPMG LLP

Chicago, Illinois
March 17, 2008